Exhibit 99.1

eBay Inc. Reports Second Quarter 2017 Results

•	Gross Merchandise Volume of $21.5 billion

•	Revenue of $2.3 billion

•	GAAP and Non-GAAP EPS per diluted share of $0.02 and $0.45, respectively, on a continuing operations basis

•	Repurchased $507 million of common stock

•	Board approves additional $3.0 billion stock repurchase authorization

San Jose, California, July 20, 2017 - eBay Inc. (NASDAQ: EBAY), a global commerce leader, delivered gross merchandise volume (GMV) for the quarter ended June 30, 2017 of $21.5 billion, increasing 3% on an as-reported basis and 5% on a foreign exchange (FX) neutral basis. Revenue for the quarter was $2.3 billion, up 4% on an as-reported basis and 7% on an FX-Neutral basis.

During the quarter, eBay delivered GAAP net income from continuing operations of $27 million, or $0.02 per diluted share, which was negatively impacted by a non-cash income tax charge of $311 million related to the ongoing realignment of its legal structure. Non-GAAP net income from continuing operations was $493 million, or $0.45 per diluted share. During the quarter, the company generated $699 million of operating cash flow and $517 million of free cash flow from continuing operations. The company also repurchased $507 million of its common stock in the quarter.

“In Q2, eBay delivered strong top and bottom line financial results, led by Marketplace acceleration,” said Devin Wenig, President and CEO of eBay Inc. “During the past two years, we have made significant progress to modernize eBay and drive growth by improving the customer experience, creating a product catalog that covers more than half of our inventory, and sharpening the eBay brand. We are on track and focused on creating an even stronger eBay for years to come.”

Underlying total eBay Inc. performance, the Marketplace platforms delivered $20.5 billion of GMV and $1.9 billion of revenue. Marketplace GMV was up 3% on an as-reported basis and 6% on an FX-Neutral basis, driven by the continued expansion of new user experiences and marketing efforts, which led to revenue growth of 4% on an as-reported basis and 7% on an FX-Neutral basis. StubHub drove GMV of $1.0 billion, down 5%, and revenue of $236 million, up 5%, driven by a softer U.S. events landscape compared to last year, partially offset by strong international growth. Classifieds accelerated growth in the quarter, delivering revenue of $219 million, up 6% on an as-reported basis and 11% on an FX-Neutral basis, primarily driven by healthy traffic growth and strong user engagement.

In the second quarter, eBay added two million active buyers across its platforms, for a total of 171 million global active buyers. Marketplace exposed an increasing share of its traffic to new product-based experiences as part of its structured data initiative, and stepped up its efforts to market a more sharply defined brand. Increased marketing activity in the U.S. included a nation-wide fashion campaign as well as the launch of the “Fill Your Cart with Color” brand platform in June with activations across television, digital and social channels. The company also recently announced a Price Match Guarantee on more than 80,000 deals in markets around the world as well as strategic partnerships with Channel Advisor and Shopify. StubHub launched an enhanced suite of tools for ticket sellers in North America, including a new price setting recommendation tool, making the process to sell tickets easier. Classifieds, a leader in eight markets around the world, continued to grow its eBay inventory integration across multiple regions.

Second Quarter Financial Highlights (presented in millions, except per share data and percentages)

	Second Quarter
	2017	2016	Change
eBay Inc.
Net revenues	$2,328	$2,230	$98	4%
GAAP - Continuing Operations
Income from continuing operations	$27	$437	$(410)	(94)%
Earnings per diluted share from continuing operations	$0.02	$0.38	$(0.36)	(95)%
Non-GAAP - Continuing Operations
Net income	$493	$496	$(3)	(1)%
Earnings per diluted share	$0.45	$0.43	$0.02	5%

Other Selected Financial and Operational Results

•
Operating margin — GAAP operating margin decreased to 20.5% for the second quarter of 2017, compared to 23.8% for the same period last year. Non-GAAP operating margin decreased to 27.3% in the second quarter of 2017, compared to 29.1% for the same period last year.

•
Taxes — The GAAP effective tax rate for continuing operations for the second quarter of 2017 was 94%, primarily attributable to the negative impact of a non-cash income tax charge of $311 million related to the ongoing realignment of the company's legal structure, compared to 16% for the second quarter of 2016. The non-GAAP effective tax rate for continuing operations for the second quarter of 2017 was 20%, compared to 18% for the second quarter of 2016.

•	Cash flow — The company generated $699 million of operating cash flow from continuing operations and $517 million of free cash flow from continuing operations during the second quarter of 2017.

•
Stock repurchase program — The company repurchased approximately $507 million of its common stock, or 15 million shares, in the second quarter of 2017. The company's total repurchase authorization remaining as of June 30, 2017 was $479 million.

•	Cash and cash equivalents and non-equity investments — The company's cash and cash equivalents and non-equity investments portfolio totaled $13.6 billion as of June 30, 2017.

Business Outlook

•
Third quarter 2017 — The company expects net revenue between $2.35 billion and $2.39 billion, representing Organic FX-Neutral growth of 6% - 8%, with non-GAAP earnings per diluted share from continuing operations in the range of $0.46 - $0.48 and GAAP earnings per diluted share from continuing operations in the range of $0.30 - $0.32.

•
Full year 2017 - The company expects net revenue between $9.3 billion and $9.5 billion, representing Organic FX-Neutral growth of 6% - 8%, with non-GAAP earnings per diluted share from continuing operations in the range of $1.98 - $2.03 and GAAP earnings per diluted share from continuing operations in the range of $1.65 - $1.75.

In July 2017, eBay's board of directors authorized an additional $3.0 billion stock repurchase program, with no expiration from the date of authorization. The company's stock repurchase program is intended to programmatically offset the impact of dilution from its equity compensation programs and, subject to market conditions and other factors, to make opportunistic repurchases of its common stock to reduce its outstanding share count. Any share repurchases under the company's stock repurchase programs may be made through open market transactions, block trades, privately negotiated transactions (including accelerated share repurchase transactions) or other means at times and in such amounts as management deems appropriate and will be funded from the company's working capital or other financing alternatives.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss second quarter 2017 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor, in addition to following press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (NASDAQ: EBAY) is a global commerce leader including the Marketplace, StubHub and Classifieds platforms. Collectively, we connect millions of buyers and sellers around the world, empowering people and creating opportunity through Connected Commerce. Founded in 1995 in San Jose, Calif., eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2016, eBay enabled $84 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year over year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including expected financial results for the third quarter and full year 2017 and the future growth in its business. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, any regional or general economic downturn or crisis and any conditions that affect ecommerce growth or cross-border trade; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company’s capital allocation or management of operating cash; the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the company’s need and ability to manage regulatory, tax, data security and litigation risks; whether the operational, marketing and strategic benefits of the separation of the eBay and PayPal businesses can be achieved; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; and the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. All information in this release is as of July 20, 2017. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Selim Freiha	ir@ebay.com
Media Relations Contact:	Abby Smith	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	June 30, 2017	December 31, 2016
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$2,636	$1,816
Short-term investments	6,381	5,333
Accounts receivable, net	619	592
Other current assets	1,270	1,134
Total current assets	10,906	8,875
Long-term investments	4,754	3,969
Property and equipment, net	1,538	1,516
Goodwill	4,665	4,501
Intangible assets, net	92	102
Deferred tax assets	5,242	4,608
Other assets	286	276
Total assets	$27,483	$23,847
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$2,215	$1,451
Accounts payable	284	283
Accrued expenses and other current liabilities	1,870	1,893
Deferred revenue	125	110
Income taxes payable	102	110
Total current liabilities	4,596	3,847
Deferred and other tax liabilities, net	2,098	1,888
Long-term debt	9,251	7,509
Other liabilities	64	64
Total liabilities	16,009	13,308

Total stockholders' equity	11,474	10,539
Total liabilities and stockholders' equity	$27,483	$23,847

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In millions, except per share amounts)

Net revenues	$2,328	$2,230	$4,545	$4,367
Cost of net revenues (1)	561	493	1,076	970
Gross profit	1,767	1,737	3,469	3,397
Operating expenses:
Sales and marketing (1)	637	622	1,199	1,160
Product development (1)	313	295	591	534
General and administrative (1)	267	218	512	427
Provision for transaction losses	63	64	125	116
Amortization of acquired intangible assets	9	7	18	15
Total operating expenses	1,289	1,206	2,445	2,252
Income from operations	478	531	1,024	1,145
Interest and other, net	(18)	(8)	(6)	(31)
Income from continuing operations before income taxes	460	523	1,018	1,114
Income tax benefit (provision)	(433)	(86)	44	(195)
Income from continuing operations	$27	$437	$1,062	$919
Loss from discontinued operations, net of income taxes	—	(2)	—	(2)
Net income	$27	$435	$1,062	$917

Income (loss) per share - basic:
Continuing operations	$0.03	$0.38	$0.98	$0.80
Discontinued operations	—	—	—	—
Net income per share - basic	$0.03	$0.38	$0.98	$0.80

Income (loss) per share - diluted:
Continuing operations	$0.02	$0.38	$0.97	$0.79
Discontinued operations	—	—	—	—
Net income per share - diluted	$0.02	$0.38	$0.97	$0.79

Weighted average shares:
Basic	1,076	1,144	1,080	1,151
Diluted	1,091	1,149	1,097	1,159

(1) Includes stock-based compensation as follows:
Cost of net revenues	$15	$10	$26	$17
Sales and marketing	28	26	49	47
Product development	50	44	86	75
General and administrative	44	33	77	62
	$137	$113	$238	$201

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In millions)
Cash flows from operating activities:
Net income	$27	$435	$1,062	$917
Income from discontinued operations, net of income taxes	—	2	—	2
Adjustments:
Provision for transaction losses	63	64	125	116
Depreciation and amortization	168	167	331	334
Stock-based compensation	137	113	238	201
Deferred income taxes	442	(34)	(123)	(62)
Changes in assets and liabilities, and other, net of acquisition effects	(138)	17	(352)	(103)
Net cash provided by continuing operating activities	699	764	1,281	1,405
Net cash provided by (used in) discontinued operating activities (1)	—	(1)	—	(1)
Net cash provided by operating activities	699	763	1,281	1,404
Cash flows from investing activities:
Purchases of property and equipment	(182)	(147)	(317)	(305)
Purchases of investments	(4,853)	(2,193)	(7,603)	(5,128)
Maturities and sales of investments	3,045	1,489	5,815	3,519
Other	(21)	(47)	(21)	(59)
Net cash used in continuing investing activities	(2,011)	(898)	(2,126)	(1,973)
Net cash used in discontinued investing activities (1)	—	—	—	—
Net cash used in investing activities	(2,011)	(898)	(2,126)	(1,973)
Cash flows from financing activities:
Proceeds from issuance of common stock	51	45	62	52
Repurchases of common stock	(507)	(500)	(917)	(1,501)
Excess tax benefits from stock-based compensation	—	3	—	4
Tax withholdings related to net share settlements of restricted stock units and awards	(101)	(69)	(130)	(77)
Proceeds from issuance of long-term debt, net	2,484	—	2,484	2,216
Other	5	(16)	15	(9)
Net cash provided by (used in) continuing financing activities	1,932	(537)	1,514	685
Net cash used in discontinued financing activities (1)	—	—	—	—
Net cash provided by (used in) financing activities	1,932	(537)	1,514	685
Effect of exchange rate changes on cash and cash equivalents	37	(13)	151	53
Net increase (decrease) in cash and cash equivalents	657	(685)	820	169
Cash and cash equivalents at beginning of period	1,979	2,686	1,816	1,832
Cash and cash equivalents at end of period	2,636	2,001	2,636	2,001
Less: Cash and cash equivalents of discontinued operations	—	—	—	—
Cash and cash equivalents of continuing operations at end of period	$2,636	$2,001	$2,636	$2,001

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
	(In millions, except percentages)
Net Revenues by Type:
Net transaction revenues:
Marketplace	$1,590	$1,525	$1,602	$1,484	$1,521
Current quarter vs prior year quarter	5%	2%	1%	2%	—%
Percent from international	61%	60%	62%	62%	62%
StubHub	227	204	274	261	225
Current quarter vs prior year quarter	1%	15%	18%	31%	40%
Percent from international	5%	4%	3%	2%	1%
Total net transaction revenues	1,817	1,729	1,876	1,745	1,746
Current quarter vs prior year quarter	4%	3%	3%	5%	4%
Percent from international	54%	53%	53%	53%	54%

Marketing services and other revenues:
Marketplace	283	283	313	273	277
Current quarter vs prior year quarter	2%	4%	(4)%	3%	10%
Percent from international	51%	47%	48%	45%	46%
Classifieds	219	199	201	197	207
Current quarter vs prior year quarter	6%	7%	10%	11%	15%
Percent from international	100%	100%	100%	100%	100%
StubHub, Corporate and other	9	6	5	2	—
Total marketing services and other revenues	511	488	519	472	484
Current quarter vs prior year quarter	6%	6%	3%	7%	14%
Percent from international	73%	69%	68%	68%	69%

Total net revenues	$2,328	$2,217	$2,395	$2,217	$2,230
Current quarter vs prior year quarter	4%	4%	3%	6%	6%

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
	(In millions, except percentages)
Active Buyers (1)	171	169	167	165	164
Current quarter vs prior year quarter	4%	4%	3%	3%	4%

Gross Merchandise Volume (2)
Marketplace	$20,457	$20,033	$21,104	$18,973	$19,790
Current quarter vs prior year quarter	3%	2%	2%	2%	3%
StubHub	$1,010	$916	$1,239	$1,142	$1,060
Current quarter vs prior year quarter	(5)%	6%	5%	23%	35%
Total GMV	$21,467	$20,949	$22,343	$20,115	$20,850
Current quarter vs prior year quarter	3%	2%	2%	3%	4%

(1)
All buyers who successfully closed a transaction on our Marketplace and StubHub platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.

(2)
Total value of all successfully closed transactions between users on our Marketplace and StubHub platforms during the period regardless of whether the buyer and seller actually consummated the transaction. We believe that GMV provides a useful measure of the overall volume of closed transactions that flow through our platforms in a given period, notwithstanding the inclusion in GMV of closed transactions that are not ultimately consummated.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
September 30, 2017
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2.35 - $2.39	$2.35 - $2.39
Diluted EPS from continuing operations	$0.30 - $0.32	$0.46 - $0.48

Twelve Months Ending
December 31, 2017
(In billions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$9.3 - $9.5	$9.3 - $9.5
Diluted EPS from continuing operations	$1.65 - $1.75	$1.98 - $2.03

(a) Estimated non-GAAP amounts above for the three months ending September 30, 2017, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $15 - $20 million and estimated stock-based compensation expense and associated employer payroll tax expense of approximately $125 - $135 million, as well as the related income tax impact. Estimated non-GAAP amounts above for the three months ending September 30, 2017, reflect adjustments that exclude the estimated tax impacts of the company’s legal entity realignment of approximately $65 - $80 million.

(b) Estimated non-GAAP amounts above for the twelve months ending December 31, 2017, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $55 - $65 million and estimated stock-based compensation expense and associated employer payroll tax expense of approximately $490 - $510 million, as well as the related income tax impact. Estimated non-GAAP amounts above for the twelve months ending December 31, 2017, reflect adjustments that exclude the estimated tax impacts of the company’s legal entity realignment of approximately $(10) - $(40) million.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow. These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain effects of the planned separation of our eBay and PayPal businesses, certain gains and losses on investments, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Separation. These are significant expenses that are related to the separation of our eBay and PayPal businesses into separate publicly traded companies. These consist primarily of third-party consulting fees, legal fees, employee retention payments, tax indemnifications and other expenses related to the separation.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In millions, except percentages)
GAAP operating income	$478	$531	$1,024	$1,145
Stock-based compensation expense and related employer payroll taxes	145	120	248	209
Amortization of acquired intangible assets within cost of net revenues	6	4	13	8
Amortization of acquired intangible assets within operating expenses	9	7	18	15
Separation	—	—	—	(1)
Other significant gains, losses or charges	(3)	(13)	(3)	(13)
Total non-GAAP operating income adjustments	157	118	276	218
Non-GAAP operating income	$635	$649	$1,300	$1,363
Non-GAAP operating margin	27.3%	29.1%	28.6%	31.2%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$460	$523	$1,018	$1,114
GAAP provision for income taxes	(433)	(86)	44	(195)
GAAP net income from continuing operations	$27	$437	$1,062	$919
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	157	118	276	218
Gains or losses on investments	—	(35)	(16)	(35)
Tax effect of step-up of intangible assets basis	—	—	(695)	—
Foreign exchange effect of step-up of intangible assets basis	311	—	376	—
Tax effect of non-GAAP adjustments	(2)	(24)	28	(56)
Non-GAAP net income from continuing operations	$493	$496	$1,031	$1,046

Diluted net income from continuing operations per share:
GAAP	$0.02	$0.38	$0.97	$0.79
Non-GAAP	$0.45	$0.43	$0.94	$0.90
Shares used in GAAP diluted net income (loss) per-share calculation	1,091	1,149	1,097	1,159

GAAP effective tax rate - Continuing operations	94%	16%	(4)%	18%
Tax effect of non-GAAP adjustments to net income from continuing operations	(74)%	2%	23%	1%
Non-GAAP effective tax rate - Continuing operations	20%	18%	19%	19%

*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In millions)
Net cash provided by continuing operating activities	$699	$764	$1,281	$1,405
Less: Purchases of property and equipment	(182)	(147)	(317)	(305)
Free cash flow from continuing operations	$517	$617	$964	$1,100

*Presented on a continuing operations basis